Exhibit 10.1

SECOND AMENDMENT

SECOND AMENDMENT, dated as of May 5, 2020 (this “Amendment”), to the Amended and Restated Credit Agreement, dated as of December 6, 2018 (as amended or otherwise modified from time to time, the “Credit Agreement”), among WOLVERINE WORLD WIDE, INC., a Delaware corporation (the “Parent Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the several agents and other financial institutions or entities from time to time parties thereto, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Parent Borrower;

WHEREAS, Section 10.1 of the Credit Agreement permits the Borrowers to amend the Credit Agreement with the written consent of the Administrative Agent and the Required Lenders;

WHEREAS, the Borrowers have requested that certain amendments and modifications be made to the Credit Agreement as set forth herein;

WHEREAS, each Lender that executes and delivers this Amendment agrees to the amendments and modifications to the Credit Agreement set forth herein; and

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1.          Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2.          Effective Date. This Amendment shall become effective as of the date (the “Effective Date”) on which the conditions set forth in this Section 2 have been satisfied:

(a)    Amendment. The Administrative Agent shall have received this Amendment, executed and delivered by the Administrative Agent, the Borrowers and the Required Lenders.

(b)    Incremental Indebtedness. The Administrative Agent shall have received satisfactory evidence (i) of the incurrence of Incremental Term Loans on the Effective Date in an aggregate principal amount up to $225,000,000 and (ii) that an amount equal to the lesser of (x) $100,000,000 and (y) the amount of Revolving Loans outstanding immediately prior to the Second Amendment Effective Date shall be applied to repay Revolving Loans substantially concurrently with the Second Amendment Effective Date.

(c)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (except for any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect, which is true and correct in all respects) on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided, that any representation or warranty which is qualified by reference to Material Adverse Effect shall exclude the effects of the COVID-19 pandemic on the Parent Borrower and its business that are consistent in all material respects with the Projections most recently delivered to the Lenders prior to the Second Amendment Effective Date, taking into account changes to such Projections related to assumptions regarding the scope and duration of the effects on the business used in the preparation of such Projections so long as such changes are not materially different and such changes are not having a disproportionate impact on the Parent Borrower and its Subsidiaries when compared to other similarly situated companies.

(d)    No Default. No Default or Event of Default shall have occurred and be continuing on the date hereof or after giving effect to this Amendment.

SECTION 3.          Representations and Warranties. The Parent Borrower represents and warrants to each of the Lenders and the Administrative Agent that, as of the Effective Date, (a) entry into this Amendment is within the Parent Borrower’s corporate powers, (b) this Amendment has been duly authorized by all necessary corporate, stockholder and shareholder action of the Parent Borrower and (c) assuming due execution and delivery by all parties other than the Parent Borrower (including the Administrative Agent and the Required Lenders), the Credit Agreement, as amended by this Amendment, constitutes a legal, valid and binding obligation of the Parent Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.          Amendments to the Credit Agreement. Pursuant to Section 10.1 of the Credit Agreement, effective as of the Effective Date, the Credit Agreement (excluding the Schedules and Exhibits thereto, which shall continue to be the Schedules and Exhibits under the Credit Agreement) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto.

SECTION 5.          Effect of Amendment.

(a)    Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Other than as expressly set forth herein, nothing herein shall be deemed to entitle the Parent Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. Nothing in this Amendment shall be deemed to be a novation of any obligations under the Credit Agreement or any other Loan Document, and it is the intent of the parties hereto, and the parties hereto agree, that this Amendment shall not otherwise constitute a novation of the Credit Agreement, any other Loan Document or any of the rights, obligations or liabilities thereunder.

(b)    On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

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SECTION 6.          General.

(a)    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    Costs and Expenses. The Parent Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

(c)    Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(d)    Headings. The headings of this Amendment are used for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

WOLVERINE WORLD WIDE, INC., as Parent Borrower

By:	/s/ Michael D. Stornant
	Name:	Michael D. Stornant
	Title:	SVP, CFO & Treasurer

Signature Page to Amendment

WOLVERINE WORLD WIDE CANADA ULC, as a Borrower

By:	/s/ Michael D. Stornant
Name:	Michael D. Stornant
Title:	VP & Treasurer

Signature Page to Amendment

WOLVERINE EUROPE B.V., as a Borrower

By:	/s/ Michael D. Stornant
Name:	Michael D. Stornant
Title:	VP & Treasurer

Signature Page to Amendment

WOLVERINE EUROPE LIMITED, as a Borrower

By:	/s/ Michael D. Stornant
Name:	Michael D. Stornant
Title:	VP & Treasurer

Signature Page to Amendment

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Krys Szremski
	Name:	Krys Szremski
	Title:	Executive Director

Signature Page to Amendment

BANK OF AMERICA N. A., as a Lender

By:	/s/ Ryan Mulder
	Name:	Ryan Mulder
	Title:	Senior Vice President

Signature Page to Amendment

HSBC Bank USA, National Association, as a Lender

By:	/s/ Shaun Kleinman
	Name:	Shaun Kleinman
	Title:	Senior Vice President

Signature Page to Amendment

HSBC UK Bank PLC, as a Lender

By:	/s/Adam Mahmoud
	Name:	Adam Mahmoud
	Title:	Relationship Director

Signature Page to Amendment

MUFG Union Bank, N.A., as a Lender

By:	/s/ Meng Zhang
	Name:	Meng Zhang
	Title:	Vice President

Signature Page to Amendment

Wells Fargo N.A.
as a Lender

By:	/s/ Charles W. Lott
	Name:	Charles W. Lott
	Title:	Senior Vice President

Signature Page to Amendment

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brock Dana
	Name:	Brock Dana
	Title:	Senior Vice President

Signature Page to Amendment

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Katie Lee
	Name:	Katie Lee
	Title:	Director

Signature Page to Amendment

CIBC BANK USA, as a Lender

By:	/s/ Rusty Gilbert
	Name:	Rusty Gilbert
	Title:	Managing Director

Signature Page to Amendment

Citizens Bank, N.A., as a Lender

By:	/s/ Megan Livingston
	Name:	Megan Livingston
	Title:	Senior Vice President

Signature Page to Amendment

The Huntington National Bank
as a Lender

By:	/s/ Steven J. McCormack
	Name:	Steven J. McCormack
	Title:	Senior Vice President

Signature Page to Amendment

KeyBank National Association, as a Lender

By:	/s/ Thomas A. Crandell
	Name:	Thomas A. Crandell
	Title:	Senior Vice President

Signature Page to Amendmentenn

TRUIST BANK, formerly Known as BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Sarah Salmon
	Name:	Sarah Salmon
	Title:	Senior Vice President

Signature Page to Amendment

Annex I

[Credit Agreement]

CREDIT AGREEMENT (this “Agreement”), dated as of July 31, 2012, as amended and restated as of October 10, 2013, as further amended and restated as of July 13, 2015 and as further amended and restated as of December 6, 2018, among WOLVERINE WORLD WIDE, INC., a Delaware corporation (the “Parent Borrower”), the Canadian Borrower, the Dutch Borrower, the U.K. Borrower and the other Additional Borrowers (each as defined below) from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2018 Replacement Facility Amendment”: that certain 2018 Replacement Facility Amendment, dated as of December 6, 2018.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate that would be calculated as of the Specified Time on such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan in Dollars with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or such Eurocurrency Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.17, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. ~~For the avoidance of doubt~~Notwithstanding the foregoing, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.75%, such rate shall be deemed to be ~~1.00~~1.75% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Preferred Equity”: Capital Stock that is not Disqualified Capital Stock.

“Additional Borrower”: subject to Section 10.21(b), any Subsidiary that has become a party hereto as a borrower in accordance with Section 10.21(a); provided that, for the avoidance of doubt, no Subsidiary shall be an Additional Borrower hereunder unless and until the Parent Borrower and such Subsidiary have executed and delivered an Additional Borrower Joinder Agreement and the other conditions set forth in Section 5.3 have been satisfied with respect to such Additional Borrower.

“Additional Borrower Joinder Agreement”: the Joinder Agreement to be executed and delivered by the Parent Borrower and any Additional Borrower that is not a party to this Agreement as of the Third Restatement Effective Date, substantially in the form of Exhibit J-1 or J-2, as applicable.

“Adjusted Consolidated Net Income”: Consolidated Net Income; provided, that there will not be included in Adjusted Consolidated Net Income on an after tax basis: (a) any net after-tax effect of income (loss) from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations; (b) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees, including pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement; (c) any impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles–Goodwill and Other; and (d) any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments.

“Adjustment Date”: as defined in the Applicable Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Schedule”: Schedule 1.1D to this Agreement, which contains administrative information in respect of (i) each Foreign Currency and each Foreign Currency Loan and (ii) each L/C Foreign Currency and each Letter of Credit denominated in an L/C Foreign Currency.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“AML Legislation”: as defined in Section 10.19(b).

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) for each Type of Loan other than Incremental Term Loans, ~~the rate per annum set forth under the relevant column heading below:~~

	~~ABR Loans~~	~~Eurocurrency Loans~~
~~Revolving Loans and Swingline Loans~~	~~0.250%~~	~~1.250%~~
~~Tranche A Term Loans~~	~~0.250%~~	~~1.250%~~

~~; provided that on and after the Adjustment Date occurring three Business Days after the date on which financial statements for the first fiscal quarter of 2019 are delivered to the Administrative Agent pursuant to Section 6.1,~~ the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Applicable Pricing Grid; and

(b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Facility Activation Notice.

“Applicable Pricing Grid”: with respect to Tranche A Term Loans, Revolving Loans, Swingline Loans and the Commitment Fee Rate, the table set forth below:

Level	Consolidated	Tranche A Term Loans		Revolving Loans and		Commitment
	Leverage			Swingline Loans		Fee Rate
	Ratio	ABR	Eurocurrency	ABR	Eurocurrency

Level I	≥ 4.00:1.00	1.000%	2.000%	1.000%	2.000%	0.300%

Level II	≥ 3.50:1.00
	but <	0.750%	1.750%	0.750%	1.750%	0.300%
	4.00:1.00
Level III	≥ 2.50:1.00
	but <	0.500%	1.500%	0.500%	1.500%	0.250%
	3.50:1.00
Level I~~II~~V	≥ 1.50:1.00
	but <	0.250%	1.250%	0.250%	1.250%	0.200%
	2.50:1.00
Level ~~I~~V	< 1.50:1.00	0.125%	1.125%	0.125%	1.125%	0.150%

; provided that, other than with respect to the Incremental Term Loans incurred on the Second Amendment Effective Date, during the period beginning on the Second Amendment Effective Date and ending on the Adjustment Date related to the fiscal quarter ending June 30, 2020, (i) the Applicable Margin with respect to ABR Loans will be 0.750%, (ii) the Applicable Margin with respect to Eurocurrency Loans will be 1.750% and (iii) the Commitment Fee Rate will be 0.300%.

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments; plus

(iii)             the amount by which Indebtedness of the Parent Borrower or its Restricted Subsidiaries is reduced on the Parent Borrower’s consolidated balance sheet upon the conversion or exchange (other than Indebtedness held by a Subsidiary of the Parent Borrower) subsequent to the First Amendment Effective Date of any Indebtedness of the Parent Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent Borrower (less the amount of any cash, or the fair market value (as determined by the Parent Borrower in good faith) of any other property, distributed by the Parent Borrower upon such conversion or exchange); plus

(iv)             $75,000,000; less

(y)  Restricted Payments made in reliance on the Available Amount and Investments made in reliance on the Available Amount from and after the Third Restatement Effective Date.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or rule for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or, with respect to any entity organized under any federal, provincial or territorial laws of Canada, obtains a stay or compromise of the claims of its creditors against it, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person or, with respect to any entity organized under any federal, provincial or territorial laws of Canada, an interim receiver or receiver-manager, charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefitted Lender”: as defined in Section 10.7(a).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate”: as defined in Section 10.23(b).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: collectively, the Parent Borrower, WEBV, WEL, WWWCULC and the other Additional Borrowers, if any. The parties acknowledge and agree that as of the Third Restatement Effective Date the Parent Borrower, WEBV, WEL and WWWCULC are the only Borrowers hereunder.

“Borrowing Date”: any Business Day specified by applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Dollars, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in a Foreign Currency (x) such day is also a day for trading by and between banks in deposits for the applicable currency in the interbank eurocurrency market, (y) with respect to Loans denominated in Euros, such day is also a TARGET Day (as determined by the Administrative Agent) and (z) with respect to Loans denominated in a Foreign Currency other than Euros, such day is also a day on which banks are open for dealings in such currency in the city which is the principal financial center of the country of issuance of the applicable currency.

“Calculation Date”: (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the Borrowing Date of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for Canadian Dollars and for a period equal in length to the Interest Period of that Loan.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Debt”: as defined in the definition of “Foreign Holding Company”.

“Change of Control”: as defined in Section 8(k).

“Charges”: as defined in Section 10.17.

“Co-Syndication Agents”: the Co-Syndication Agents identified on the cover page of this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided that the Collateral shall not include any Excluded Collateral.

“Collective”: Collective Brands, Inc., a Delaware corporation.

“Commencement Date”: as defined in Section 8(c).

“Commitment”: as to any Lender, the sum of the Tranche A Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.20% per annum; provided, that on and after the Adjustment Date occurring three Business Days after the date on which financial statements for the first fiscal quarter of 2019 are delivered to the Administrative Agent pursuant to Section 6.1, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated November 2018 and furnished to certain Lenders.

“Consolidated EBITDA”: for any period,

(i)	Consolidated Net Income for such period;

~~“Consolidated EBITDA”: for any period, Consolidated Net Income for such period~~  (ii) plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash expenses or losses (including (i) whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and (ii) non-cash expenses resulting from the grant of equity interests pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement), (f) any extraordinary losses, (g) non-recurring restructuring charges and other related non-recurring transition costs (i.e., incremental costs related to the restructuring charges that do not qualify as restructuring charges under FASB ASC Topic 120), provided that the amount of such cash charges shall not exceed (i) $30,000,000 in the aggregate for any four consecutive fiscal quarters or (ii) $100,000,000 in the aggregate after the Third Restatement Effective Date and during the term of this Agreement, (h) non-recurring charges, provided that the amount of such charges shall not exceed $25,000,000 in the aggregate for any four consecutive fiscal quarters, (i) any expenses or charges (other than depreciation or amortization expense) related to the Transactions and the amendment of this Agreement as of the Third Restatement Effective Date, provided that such expenses or charges are incurred within one fiscal quarter of the Third Restatement Effective Date, (j) any expenses or charges in respect of any offering of Capital Stock of the Parent Borrower or any of its Restricted Subsidiaries, any Permitted Acquisition, acquisition, disposition, recapitalization or incurrence of Indebtedness, in each case permitted under this Agreement (whether or not successful), (k) the amount of “run rate” net cost savings, synergies and operating expense reductions projected by the Parent Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than 18 months after the end of the period (calculated on a pro forma basis as though such cost savings, operating expense reductions and/or synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and/or synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken) and (y) the aggregate amount of cost savings added pursuant to this clause (k) shall not exceed 20.0% of Consolidated EBITDA determined for the applicable period without giving effect to such added amount, ~~and~~ (l) Consolidated EBITDA attributable to the percentage ownership of Specified Permitted Joint Ventures by the Parent Borrower and its Restricted Subsidiaries to the extent not included in Consolidated Net Income, ~~and~~(m) nonrecurring factory charges related to cancelling approximately $350,000,000 in inventory purchases due to lower expected sales related to COVID-19, in an aggregate amount not to exceed (i) $20,000,000 for the four fiscal quarters of 2020 and (ii) $20,000,000 for the four fiscal quarters of 2021, but with no unutilized portions of such limits carried forward to any future period; provided, that the aggregate amount of cost savings added pursuant to this clause (m) shall not exceed $35,000,000 and (n) legal costs to defend the Borrower’s environmental-related cases, suits or proceedings (limited to non-remediation actions), in an aggregate amount not to exceed (i)

$15,000,000 for the four fiscal quarters of 2020 and (ii) $15,000,000 for the four fiscal quarters of 2021, but with no unutilized portions of such limits carried forward to any future period; and

(iii)	minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains, (iii) any other non-cash income (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iv) non-recurring income or gains, provided that the amount of such income or gains shall not exceed $10,000,000 in the aggregate for any four consecutive fiscal quarters and (v) income tax credits (to the extent not netted from income tax expense) and (b) any cash payments made during such period in respect of items described in clause (ii)(e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income (provided that the foregoing subtraction of items in this clause (iii)(b) shall not apply to (i) voluntary payments made in respect of underfundings in any Pension Plans, (ii) cash payments made pursuant to the terms of the approved Consent Decree, dated as of February 19, 2020, among, inter alia, the Parent Borrower, the Michigan Department of Environmental Quality, Plainfield Charter Township, and Algoma Township and (iii) cash payments with respect to other related environmental matters), all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio or the Consolidated Secured Leverage Ratio, such calculation shall be made on a pro forma basis (i) after giving effect to any Material Acquisition, Material Investment and any Material Disposition during such Reference Period and (ii) assuming that such Material Acquisition, Material Investment or Material Disposition occurred at the beginning of such Reference Period, all in accordance with the definition of “pro forma basis” as set forth herein.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total actual interest expense (including that attributable to Capital Lease Obligations) of the Parent Borrower and its Restricted Subsidiaries net of actual interest income on a consolidated basis for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries (but (i) excluding (x) amortization of fees in respect of any issuance, amendment to or modification of Indebtedness and (y) fees in respect of the Transactions and (ii) including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day less Netted Cash on such day in an amount not exceeding $400,000,000 to (b) Consolidated EBITDA for such period; provided that for the purposes of any calculation of the Consolidated Leverage Ratio on a pro forma basis, the proceeds of any Indebtedness being included in the Consolidated Total Debt determination solely as a result of such pro forma calculation shall not be included in determining Netted Cash as of such day.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries and the consolidated net income (or loss) attributable to the percentage ownership of Specified Permitted Joint Ventures (if any) by the Parent Borrower and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; provided that except as set forth herein with respect to Specified Permitted Joint Ventures or in accordance with the definition of Consolidated EBITDA, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Restricted Subsidiaries, and (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Restricted Subsidiaries has an ownership interest (including Permitted Joint Ventures that are not Restricted Subsidiaries, if any), except to the extent that any such income is actually received by the Parent Borrower or such Restricted Subsidiary in the form of dividends or similar equity distributions.

“Consolidated Secured Debt”: at any date, Consolidated Total Debt that is secured by a Lien on the assets of the Parent Borrower or any of its Restricted Subsidiaries or any Specified Permitted Joint Venture (it being understood that any Factoring Indebtedness and any Receivables Transaction Attributed Indebtedness shall be considered Consolidated Secured Debt).

“Consolidated Secured Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Secured Debt on such day less Netted Cash on such day in an amount not exceeding $400,000,000 to (b) Consolidated EBITDA for such period; provided that for the purposes of any calculation of the Consolidated Secured Leverage Ratio on a pro forma basis, the proceeds of any Indebtedness being included in the Consolidated Secured Debt determination solely as a result of such pro forma calculation shall not be included in determining Netted Cash as of such day.

“Consolidated Total Assets”: as of any date, the total assets of the Parent Borrower and its Restricted Subsidiaries, calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Parent Borrower and its Restricted Subsidiaries and any Specified Permitted Joint Venture at such date (other than (i) Indebtedness under clause (g) of the definition of Indebtedness and (ii) Obligations in respect of undrawn Letters of Credit not to exceed $10,000,000 in the aggregate at any time), determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Entity”: as defined in Section 10.23(b).

“Covered Party”: as defined in Section 10.23(a).

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied, including, in any event, a “Default” under and as defined in the Senior Unsecured Debt Agreement.

“Default Right”: as defined in Section 10.23(b).

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Swingline Loans or Foreign Currency Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit,

(c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Foreign Currency Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or, with respect to any Lender party to the First Amendment or that becomes a Lender after the First Amendment Effective Date, a Bail-In Action.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction.

“Designated Non-Cash Consideration”: the fair market value (as determined by the Parent Borrower in good faith) of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.5(l) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer delivered on the date of consummation of such Disposition, setting forth the basis of such valuation.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the occurrence of any event or condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (k) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR”: in relation to any Loan denominated in Euros:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan, as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan.

“Euro”: the single currency of participating member states of the European Union.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, either CDOR, EURIBOR, HIBOR, LIBOR or STIBOR, as applicable; provided, that, if the Eurocurrency Rate as determined pursuant to the foregoing would be less than 0.75%, such rate shall be deemed to be 0.75% for purposes of this Agreement.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 8(k).

“Immaterial Subsidiary”: at any date, a Restricted Subsidiary of the Parent Borrower that is not a Material Subsidiary; provided that in no event shall any Borrower be an Immaterial Subsidiary.

“Impacted Interest Period”: with respect to any Screen Rate, an Interest Period which shall not be available at the applicable time.

“Impacted Lender”: as defined in Section 2.19(h).

“Incremental Equivalent Debt”: as defined in Section 7.2(n).

“Incremental Facility Activation Date”: any Business Day on which Parent Borrower and any Lender shall execute and deliver to the Administrative Agent an Incremental Facility Activation Notice.

“Incremental Facility Activation Notice”: a notice substantially in the form of Exhibit G-1 or G-2, as applicable, or otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower.

“Incremental Facility Closing Date”: any Business Day designated as such in an Incremental Facility Activation Notice.

“Incremental Revolving Commitments”: as defined in Section 2.25(a).

“Incremental Revolving Loans”: any revolving loans made pursuant to Section 2.25(a).

“Incremental Revolving Facility”: as defined in the definition of “Facility”.

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Lenders”: (a) on any Incremental Facility Closing Date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loans.

“Incremental Term Facility”: the commitments (if any) of Lenders (including New Lenders) to make Incremental Term Loans in accordance with Section 2.25(a) and the Incremental Term Loans in respect thereof.

“Incremental Term Loans”: any term loans made pursuant to Section 2.25(a).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Incremental Facility Activation Notice, the maturity date specified in such Incremental Facility Activation Notice, which date (x) other than in the case of the Incremental Term Loans incurred on the Second Amendment Effective Date, shall not be earlier than the final maturity of the Tranche A Term Loans and (y) in the case of the Incremental Term Loans incurred on the Second Amendment Effective Date, shall be May 4, 2021.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect

“Purchase Money Note”: a promissory note of a Securitization Subsidiary evidencing the deferred purchase price of receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Parent Borrower or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Securitization Subsidiary, which deferred purchase price or line is repayable from cash available to the Securitization Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to investors and amounts paid in connection with the purchase of newly generated receivables.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider”: a Lender whose representatives may trade in securities of the Parent Borrower or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Parent Borrower under the terms of this Agreement.

“Purchase”: any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent Borrower or any of its Restricted Subsidiaries (i) acquires all or substantially all of the assets of any firm, corporation or limited liability company, or business unit or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes for the members of the board of directors) of the Capital Stock of a Person.

“QFC”: as defined in Section 10.23(b).

“QFC Credit Support”: as defined in Section 10.23(a).

“Qualified Acquisition”: (a) a Permitted Acquisition consummated after the Third Restatement Effective Date for which the aggregate amount of cash consideration paid by the Parent Borrower and its Subsidiaries for such transaction is at least $100,000,000 and (b) for which the Parent Borrower notifies the Administrative Agent in writing prior to or promptly upon consummation of its election to have such transaction be a “Qualified Acquisition” for purposes of this Agreement. There may be no more than two such elections with respect to Qualified Acquisitions by the Parent Borrower.

“Qualified Receivables Account”: any deposit account of the Parent Borrower or any Restricted Subsidiary that is designated to receive only amounts owing with respect to receivables subject to a Qualified Receivables Transaction.

“Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by the Parent Borrower or any Restricted Subsidiary pursuant to which the Parent Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to, either (a) a Person that is not a Restricted Subsidiary or (b) a Restricted Subsidiary or Securitization Subsidiary that in turn funds such purchase by selling its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Securitization Subsidiary that in turn funds itself by borrowing from such a Person, or may grant a security interest in, any accounts or notes receivable (whether now existing or arising in the future) of the Parent Borrower or any of its Restricted Subsidiaries, any assets related thereto, all contracts and all Guarantees or other obligations in respect of such receivables, the proceeds of such receivables and other assets that are customarily incurred, granted or transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization involving receivables, provided that (i) the obligations under such Qualified

Reinvestment Deferred Amount, eighteen months) after such Reinvestment Event and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Relevant Interbank Market”: (a) in relation to Swedish Kronor, the Stockholm interbank market, (b) in relation to the Euro, the European interbank market, (c) in relation to Hong Kong Dollars, the Hong Kong interbank market, (d) in relation to Canadian Dollars, the Canadian interbank market and (e) in relation to any other currency, the London interbank market.

“Replaced Revolving Facility”: as defined in Section 10.1.

“Replaced Term Loans”: as defined in Section 10.1.

“Replacement Revolving Facility”: as defined in Section 10.1.

“Replacement Term Loans”: as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.26(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary that is not an Unrestricted Subsidiary or a Permitted Joint Venture.

“Revolving Commitment”: on and after the Third Restatement Effective Date, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans, Letters of Credit and Foreign Currency Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A (after giving effect to the Third Restatement Effective Date) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from controlled by any such Person or Persons.

“Screen Rate”:

(a)                in relation to CDOR, on any day for the relevant Interest Period, the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for CAD Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with ..005% being rounded up);

(b)                in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters (if such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company);

(c)                in relation to HIBOR, with respect to any Interest Period, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion);

(d)                in relation to LIBOR, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); and

(e)                in relation to STIBOR, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other person that takes over the administration of that rate) for deposits in Swedish Kronor with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion);

provided, however, that if any Screen Rate as determined pursuant to the foregoing shall be less than zero, such Screen Rate shall be deemed to be zero for purposes of this Agreement.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amendment”: that certain Second Amendment, dated as of the Second Amendment Effective Date, to this Agreement.

“Second Amendment Effective Date”: May 5, 2020.

“Second Restatement Date”: July 13, 2015.

“Section 16 Officer”: has the meaning assigned to the term “officer” as defined in Rule 16a-1(f) under the Exchange Act.

“Secured Parties”: has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction or as defined in the PPSA, as applicable.

“Securitization Subsidiary”: a newly-formed (with respect to the entry into a Qualified Receivables Transaction) Subsidiary or other special-purpose entity formed for the purpose of, and that solely engages only in, one or more Qualified Receivables Transactions and other activities reasonably related thereto.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Unsecured Debt”: the 5.000% senior notes of the Parent Borrower due 2026 issued pursuant to the Senior Unsecured Debt Agreement.

“Senior Unsecured Debt Agreement”: the Indenture entered into by the Parent Borrower and, to the extent applicable, certain of its Restricted Subsidiaries in connection with the issuance of the Senior Unsecured Debt, together with all instruments and other agreements entered into by the Parent Borrower and/or such Restricted Subsidiaries in connection therewith.

“Significant Subsidiary”: (i) any Restricted Subsidiary that would be a Significant Subsidiary of the Parent Borrower under Regulation S-X promulgated by the SEC or (ii) any group of Restricted Subsidiaries that, taken together (as of the date of the latest group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Parent Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary as defined in clause (i) above.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such

Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“STIBOR”: in relation to any Loan in Swedish Kronor:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan, as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for Swedish Kronor and for a period equal in length to the Interest Period of that Loan.

“Stride Rite Canada”: Stride Rite Canada Limited.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. In the case of a Person subject to the laws of The Netherlands, the term “Subsidiary” shall include any business entity that constitutes a “Subsidiary” (dochtermaatschappĳ) as defined in article 2.24(a) of the Dutch Civil Code. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Co-Obligor”: any Additional Borrower that is (a) a Domestic Subsidiary, (b) is designated in writing as a Subsidiary Co-Obligor by the Parent Borrower and (c) jointly and severally liable for the Obligations of the Parent Borrower pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that no Excluded Foreign Subsidiary shall be liable for (or provide collateral security for) any Obligations or Guarantee Obligations of any U.S. Person (including any Guarantee Obligations with respect thereto), and no Excluded Collateral shall be pledged with respect thereto.

“Subsidiary Guarantor”: each Restricted Subsidiary of the Parent Borrower that is a Wholly-Owned Subsidiary other than any Excluded Foreign Subsidiary, any Excluded Domestic Subsidiary and any Immaterial Subsidiary; provided that any applicable Subsidiary Guarantor shall cease to be a Subsidiary Guarantor upon release from its Guarantee Obligation in respect of the Obligations pursuant to the terms hereof or any Security Document; provided further that any Restricted Subsidiary not required to become a Subsidiary Guarantor pursuant to the terms of this Agreement that elects by written notice to the Administrative Agent to become a party to a Loan Document as a guarantor of the Obligations of the Parent Borrower shall be a Subsidiary Guarantor.

“Supported QFC”: as defined in Section 10.23(a).

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(b) which does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan or Letter of Credit is effectively connected.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary designated by the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.11 and any Subsidiary of any such Unrestricted Subsidiary; provided that in no event shall any Borrower be an Unrestricted Subsidiary.

“U.K. Borrower”: WEL and any other Additional Borrower that is treated as a resident of the United Kingdom for the purposes of United Kingdom Taxes.

“U.S. Loan Parties”: the Parent Borrower, each Additional Borrower that is a Domestic Subsidiary and each Subsidiary Guarantor that is a Domestic Subsidiary.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolutions Regime”: as defined in Section 10.23(a).

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f)(ii)(B).

“WBG Holdings”: WBG-PSS Holdings, LLC.

“WEBV”: Wolverine Europe B.V., a private limited liability company organized and existing under the laws of the Netherlands and registered with the Dutch trade register under number 34125356.

“WEL”: Wolverine Europe Limited, a limited liability company company incorporated in England with company registered number 04283166.

“WWWCULC”: Wolverine World Wide Canada ULC, an Alberta unlimited liability corporation.

“Wholly Owned Domestic Subsidiary”: any Domestic Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries; provided, that for purposes of the definition of “Subsidiary Guarantor” and Section 6.9 hereunder, the definition of “Wholly-Owned Subsidiary” shall exclude any such Subsidiary that has issued any such directors’ qualifying shares.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Parent Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member or any Unrestricted Subsidiary or any Permitted Joint Venture not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, and (vi) references to accounting determinations to be made “on” or “as of” a particular day or date shall, unless otherwise specified, be construed to mean as of the close of business in Local Time on such day.

Permitted Acquisition made with the proceeds thereof)), with the financial covenants set forth in Section 7.1, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available; provided that, with respect to any Incremental Term Loans or Incremental Revolving Commitments being incurred to finance a Limited Condition Acquisition for which the Parent Borrower has made an LCA Election, the relevant date for such determination shall be the LCA Test Date in accordance with Section 1.5;

(D) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) as of the applicable Incremental Facility Activation Date, immediately prior to and after giving effect to the applicable Incremental Facility Activation Notice (including the making of any Incremental Term Loans or Incremental Revolving Commitments (or Revolving Loans in respect thereof) pursuant thereto), in each case, unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that, with respect to any Incremental Term Loans or Incremental Revolving Commitments being incurred to finance a Limited Condition Acquisition for which the Parent Borrower has made an LCA Election, the relevant date for such determination shall be the LCA Test Date in accordance with Section 1.5 (provided that, if agreed by the Lenders providing such Incremental Term Loans or Incremental Revolving Commitments, then at the written election of the Parent Borrower, the only representations and warranties that shall be required to be true and correct shall be those as are customarily required to be so true and correct in an acquisition subject to limited conditionality (which representations and warranties shall be required to be true and correct in all material respects as of the applicable Incremental Facility Activation Date, unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be required to be so true and correct in all material respects as of such earlier date)); provided, further, that with respect to any Incremental Facility consummated on and after the Second Amendment Effective Date until the date that is 90 days after the Second Amendment Effective Date, any representation or warranty which is qualified by reference to Material Adverse Effect shall exclude the effects of the COVID-19 pandemic on the Parent Borrower and its business that are consistent in all material respects with the Projections most recently delivered to the Lenders prior to the Second Amendment Effective Date, taking into account changes to such Projections related to assumptions regarding the scope and duration of the effects on the business used in the preparation of such Projections so long as such changes are not materially different and such changes are not having a disproportionate impact on the Parent Borrower and its subsidiaries when compared to other similarly situated companies;

(E) the weighted average life to maturity of any Incremental Term Facility shall be no earlier than the weighted average life to maturity of the Tranche A Term Facility; provided, that this clause (E) shall not apply to the Incremental Term Loans incurred on the Second Amendment Effective Date;

(F) all Incremental Term Loans and any Revolving Loans made in respect of Incremental Revolving Commitments shall rank pari passu in right of payment and right of security in respect of the Collateral with the Tranche A Term Loans and the Revolving Loans;

(G) except with respect to pricing and fees or as otherwise set forth in this Section 2.25(a), all terms of any Incremental Term Facility, if not consistent with the applicable existing Tranche A Term Facility, shall be reasonably satisfactory to the Administrative Agent; provided that each Incremental Term Facility shall share ratably in any prepayments of the applicable Tranche A Term

(c) Each of the Mortgages, as amended by the applicable Mortgage Amendment (if any), from and after the execution, delivery and, if applicable, appropriate filing thereof, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the applicable Mortgage (or in respect of any Mortgage in existence as of the Third Restatement Effective Date, the applicable Mortgage Amendment) is filed in the applicable office specified on Schedule 4.19(b), each such Mortgage shall constitute (or continue to constitute, as applicable) a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), of first priority, subject only to Liens permitted by Section 7.3.

4.20 Solvency. The Parent Borrower and the Loan Parties are, on a consolidated basis, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, Solvent.

4.21 Certain Documents. As of any date, the Parent Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Unsecured Debt Agreement entered into prior to such date, including any amendments, supplements or modifications with respect to any of the foregoing.

4.22 OFAC; Anti-Money Laundering; Patriot Act. (a) No Group Member is (i) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Each Group Member is in compliance, in all material respects, with the Patriot Act.

(d) The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Parent Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or to the knowledge of the Parent Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions~~.~~, other than to the extent the representations in this Section 4.22 would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).

4.23 Centre of Main Interest of the Dutch Borrower. In respect of the Dutch Borrower and for the purposes of Regulation (EU) No 2015/848 of the European Parliament and of the Council of the European Union of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Netherlands.

4.24       EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1        Conditions to Each Extension of Credit On or After the Third Restatement Effective Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date on or after the Third Restatement Effective Date (except as such conditions may be limited as described in Section 1.5) is subject to the satisfaction of the following conditions precedent:

(a)      Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects~~) on and as of such date as if made on and as of such date~~, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date~~.~~; provided, that, with respect to any extension of credit made on and after the Second Amendment Effective Date until the date that is 90 days after the Second Amendment Effective Date, any representation or warranty which is qualified by reference to Material Adverse Effect shall exclude the effects of the COVID-19 pandemic on the Parent Borrower and its business that are consistent in all material respects with the Projections most recently delivered to the Lenders prior to the Second Amendment Effective Date, taking into account changes to such Projections related to assumptions regarding the scope and duration of the effects on the business used in the preparation of such Projections so long as such changes are not materially different and such changes are not having a disproportionate impact on the Parent Borrower and its subsidiaries when compared to other similarly situated companies)) on and as of such date as if made on and as of such date.

(b)      No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)      Additional Borrower. If such extension of credit is the first extension of credit requested by an Additional Borrower, the conditions contained in Section 5.1(a) above with respect to such Additional Borrower and Section 5.3 have been satisfied with respect to such Additional Borrower.

(d)      Cash and Cash Equivalents. Subsequent to the borrowing of the Incremental Term Loans on the Second Amendment Effective Date, at the time of and immediately after giving effect to such extension of credit (including the application of proceeds thereof), the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall not exceed $500,000,000; provided that such amount may be exceeded to the extent that the

Borrower will require such excess amount to effect acquisitions or other investments within ten Business Days after such extension of credit.

(d) Use of Proceeds. Solely with respect to the borrowing of the Incremental Term Loans on the Second Amendment Effective Date, a portion of the proceeds of such Incremental Term Loans equal to the lesser of (x) $100,000,000 and (y) the amount of then outstanding Revolving Loans shall be used to prepay Revolving Loans.

Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.1 have been satisfied.

5.2        Conditions to the Third Restatement Effective Date. The agreement of each Lender to make the initial extensions of credit requested to be made by it on the Third Restatement Effective Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Third Restatement Effective Date, of the following conditions precedent:

(a)  Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower, each Term Lender and each Revolving Lender listed on Schedule 1.1A (it being understood that a signature page to the 2018 Replacement Facility Amendment shall be deemed execution of this Agreement) and (ii) all Existing Term Loans shall have been replaced with Term Loans hereunder and all Existing Revolving Commitments and Existing Revolving Loans shall have been replaced with Revolving Commitments and Revolving Loans hereunder (and in each case all accrued interest on the Existing Term Loans, Existing Revolving Commitments and Existing Revolving Loans and other amounts outstanding in respect thereof shall have been paid in full).

(b)  Fees. The Lenders and the Agents shall have received all fees required to be paid by the Parent Borrower as of the Third Restatement Effective Date as set forth in a writing signed by the Parent Borrower, and reimbursement for all expenses required to be reimbursed by the Parent Borrower as of the Third Restatement Effective Date as set forth in a writing signed by the Parent Borrower for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Third Restatement Effective Date, and all interest, fees, expenses and other amounts due under the Existing Credit Agreement shall have been paid.

(c)  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Third Restatement Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation (or equivalent) of each Loan Party certified by the relevant authority of the jurisdiction of incorporation of such Loan Party (in each case, to the extent applicable in such jurisdiction of incorporation), and (ii) a good standing certificate (or equivalent) for each Loan Party from its jurisdiction of incorporation (in each case, to the extent applicable in such jurisdiction of incorporation and, with respect to any Foreign Loan Party, to the extent customary in the applicable jurisdiction of incorporation).

(d)  Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (a) Gibson, Dunn & Crutcher LLP with respect to certain matters relating to the Parent Borrower and certain other Loan Parties in form and substance reasonably satisfactory to the Administrative Agent, (b) McCarthy Tétrault LLP with respect to certain matters relating to the Canadian Borrower in form and substance reasonably satisfactory to the Administrative notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request, including such financial information as may be reasonably requested concerning Permitted Joint Ventures and such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, the Beneficial Ownership Regulation and other “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith~~.~~

Information required to be delivered pursuant to this Section 6.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Parent Borrower’s website at http://www.wolverineworldwide.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

6.3        Payment of Taxes. Pay its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.4        Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in each case (other than with respect to any Borrower in connection with clause (a)(i) above) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.5        Maintenance of Property; Insurance. (a) Except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) keep and maintain all property material to the conduct of its business in good working order and condition (except for disposition of assets permitted under this Agreement and ordinary wear and tear) and (b) maintain with financially sound and reputable insurance companies insurance in such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Parent Borrower will (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative delivered a written notice to the Administrative Agent attaching a certificate of a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, setting forth in reasonable detail the calculations and representations necessary to demonstrate the Parent Borrower’s satisfaction of the conditions set forth above.

6.12        Anti-Corruption Laws; Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions~~.~~, other than to the extent the covenants in this Section 6.12 would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).

SECTION 7. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1       Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Reference Period to exceed either (x) for all such dates before the satisfaction of the Investment Grade Condition, 4.50:1.00, or (y) for all such dates on and after the satisfaction of the Investment Grade Condition, if any, 3.75:1.00; provided that for the four consecutive fiscal quarters ending immediately after the consummation of a Qualified Acquisition (including the fiscal quarter in which such Qualified Acquisition occurs), the Consolidated Leverage Ratio applicable to this clause (y) shall be 4.00:1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower to be less than 3.00:1.00.

7.2        Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness of (i) the Parent Borrower to any Restricted Subsidiary, (ii) any Wholly Owned Subsidiary Guarantor to the Parent Borrower or any other Restricted Subsidiary, (iii) any Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor to any other Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor, (iv) any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor to the Parent Borrower or any other Restricted Subsidiary (provided that any such Indebtedness that is owed by a Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor to a Loan Party (other than as permitted by clause (iii)  hereof) shall be subject to Section 7.7(f)), (v) any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary incurred pursuant to any IP Reorganization Transaction permitted under Section 7.17, (vi) any Additional Borrower that is a Foreign Subsidiary to any Foreign Subsidiary, (vii) any Foreign Subsidiary to any Additional Borrower, (viii) any Foreign Subsidiary to any other Foreign Subsidiary and (ix) any of the Parent Borrower or any Subsidiary to the Parent Borrower or any other Subsidiary, if such Investment is permitted under Section 7.7;

(c)    Guarantee Obligations (i) incurred by the Parent Borrower or any of its Restricted Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor, (ii) incurred by any Restricted Subsidiary of obligations of the Parent Borrower, (iii) incurred by any Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor of obligations of any other Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor, (iv) incurred by the Parent Borrower or any of its Restricted Subsidiaries of obligations of any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor (provided that any such Guarantee Obligation incurred pursuant to this clause (iv) shall be subject to Section 7.7(f) or 7.7(o)), (v) incurred by any Foreign Subsidiary of obligations of any Additional Borrower, (vi) incurred by any Additional Borrower that is a Foreign Subsidiary of obligations of any Foreign Subsidiary, (vii) incurred by any Foreign Subsidiary of obligations of any other Foreign Subsidiary and (viii) incurred by any of the Parent Borrower or any Subsidiary of obligations of the Parent Borrower or any Subsidiary, if such Investment is permitted under Section 7.7;

(d)    Indebtedness outstanding on the Third Restatement Effective Date and, to the extent not otherwise permitted by this Section 7.2, listed on Schedule 7.2(d), unless such Indebtedness is in an outstanding principal amount of less than $50,000 (provided the aggregate principal amount of all such unlisted Indebtedness shall not exceed $1,000,000), and any Permitted Refinancing Indebtedness in respect thereof;

(e)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(c) in an aggregate principal amount not to exceed $60,000,000 at any one time outstanding;

(f)     (i) Indebtedness of the Parent Borrower in respect of the Senior Unsecured Debt in an aggregate principal amount not to exceed $375,000,000, (ii) Indebtedness of the Parent Borrower in respect of Permitted Unsecured Debt (other than any Senior Unsecured Debt), provided that the Net Cash Proceeds of such Permitted Unsecured Debt are used to prepay the Term Loans or, solely with respect to any Permitted Unsecured Debt issued prior to June 1,2020, the Revolving Loans (it being understood Revolving Commitments shall not be required nor deemed to be reduced in connection with any such application of the proceeds of the such Permitted Unsecured Debt issued prior to June 1, 2020 to repay Revolving Loans), (iii) Permitted Refinancing Indebtedness in respect of any Indebtedness permitted under Section 7.2(f)(i) and (ii); and (iv) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness permitted under Section 7.2(f);

(g)     Earnout Obligations incurred in connection with Permitted Acquisitions;

(h)    Receivables Transaction Attributed Indebtedness and Factoring Indebtedness in an aggregate at any time outstanding not to exceed $300,000,000;

(i)     to the extent constituting Indebtedness, obligations in respect of Swap Agreements otherwise permitted hereunder;

(j)     obligations in respect of customs, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

Subsidiary or in any Permitted Joint Venture (including, for the avoidance of doubt, any Specified Permitted Joint Venture), (iv) transactions pursuant to agreements in effect on either the Original Closing Date, Second Restatement Effective Date or the Third Restatement Effective Date and disclosed in the Parent Borrower’s filings with the SEC and any extensions, renewals, amendments or modifications thereof (provided, that this clause (iv) shall not apply to any extension, or renewal of, or any amendment or modification of such agreements that is less favorable to the Parent Borrower or the applicable Restricted Subsidiaries, as the case may be, than the terms of such transaction as in effect on either the Original Closing Date, Second Restatement Effective Date or the Third Restatement Effective Date, as applicable), (v) the payment of reasonable and customary amounts paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Parent Borrower or any Restricted Subsidiary, (vi) transactions between the Parent Borrower or any Restricted Subsidiary, on the one hand, and any Securitization Subsidiary, on the other hand, in connection with any Qualified Receivables Transaction and (vii) any IP Reorganization Transactions.

7.10        Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Restricted Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Restricted Subsidiary.

7.11        Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than the Saturday closest to (either before or after) December 31 or change the Parent Borrower’s method of determining fiscal quarters, provided that the fiscal quarters of the Parent Borrower may be modified to be based on one five-week period and two four-week periods per fiscal quarter.

7.12        Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents, provided that the foregoing shall not apply to restrictions or conditions (a) imposed by law or by this Agreement, the other Loan Documents, any Swap Agreement or the Senior Unsecured Debt Agreement or, so long as the Loan Documents constitute a “Senior Credit Facility” as defined in the Senior Unsecured Debt Agreement, any Permitted Unsecured Indebtedness, (b) (i) existing on the Third Restatement Effective Date and identified on Schedule 7.12 and (ii) any extension or renewal of such restriction or condition or any agreement evidencing such restriction or condition or any amendment or modification thereof, in each case that does not materially expand the scope of any such restriction or condition, (c) contained in agreements relating to the sale of a Subsidiary or Subsidiaries pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is, or the Subsidiaries that are, to be sold (or, in each case, the assets of, or equity interests therein), (d) contained in any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (e) contained in leases or other agreements that are customary and restrict the assignment (or subletting) thereof and relate only to the assets subject thereto, (f) (i) binding on a Restricted Subsidiary at the time such Restricted Subsidiary is acquired, so long as such restrictions were not entered into solely in contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary and (ii) any renewal or extension of a restriction or condition permitted by clause (f)(i) or any agreement evidencing such restriction or condition or any amendment or modification thereof so long as such renewal or extension does not materially expand the scope of such restriction or condition, (g) contained in agreements relating to a Disposition permitted hereunder pending such Disposition, provided such restrictions and conditions apply only to the assets subject to such the Parent Borrower and the other Loan Parties to satisfy the Obligations or (xiv) encumbrances or restrictions created in connection with any Qualified Receivables Transaction that, in the good faith determination of the Parent Borrower, are necessary or advisable to effect such Qualified Receivables Transaction.

7.14        Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Parent Borrower and its Restricted Subsidiaries are engaged on the Third Restatement Effective Date or that are reasonably related thereto.

7.15        Canadian Defined Benefit Plans. No Canadian Borrower will (a) without the prior consent of the Administrative Agent, acting reasonably, establish, contribute to or assume an obligation to contribute to the “defined benefit provision” of any “registered pension plan”, as those terms are defined in the Income Tax Act (Canada) (a “Canadian Defined Benefit Plan”), except as may be required by applicable law, or (b)(i) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained or contributed to a Canadian Defined Benefit Plan if such acquisition would, or could reasonably be expected to, result in a Material Adverse Effect or (ii) cause or allow any Person described in (i) above, to become, or to merge, amalgamate, or consolidate with, a Loan Party if such becoming, or merging, amalgamating, or consolidating with would, or could reasonably be expected to, result in a Material Adverse Effect.

7.16        Anti-Corruption Laws; Sanctions. Request any Loan or Letter of Credit, and shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto~~.~~, other than to the extent the covenants in this Section 7.16 would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).

7.17        IP Reorganizations. Notwithstanding the foregoing provisions of Article VII of the Credit Agreement, so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower and its Subsidiaries may consummate the IP Reorganization (including any IP Reorganization Transactions); provided that either (a) on a pro forma basis, after giving effect to any such IP Reorganization (including any IP Reorganization Transactions), including the incurrence of any Indebtedness in connection therewith, the Consolidated Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, is less than 3.50:1.00; provided, that the Parent Borrower and its Subsidiaries may not consummate any IP Reorganization (including any IP Reorganization Transactions) solely in reliance on this clause (a) until the later of (i) the one year anniversary of the Second Amendment Effective Date and (ii) the date on which the Incremental Term Loans incurred on the Second Amendment Effective Date have been repaid in full, or (b) the value (as reasonably determined by Parent Borrower) of the IP Assets to be transferred from the Parent Borrower or Subsidiary Guarantors to Subsidiaries that are not Subsidiary Guarantors, without duplication, in such IP Reorganization (including any IP Reorganization Transactions) does not at the time of transfer exceed 67.0% of the total value (as reasonably determined by Parent Borrower) of the IP Assets of the Parent Borrower and the Subsidiary Guarantors as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available.

Email: mike.stornant@wwwinc.com
with a copy (which shall not	Gibson, Dunn & Crutcher LLP
constitute notice) to:	333 South Grand Avenue

Los Angeles, CA 90071
Attention: Linda L. Curtis
Telecopy: 213-229-6582
Telephone: 213-229-7582~~][1]~~
Administrative Agent (and with	JPMorgan Chase Bank, N.A.
respect to any notices to	10 South Dearborn St.
JPMorgan Chase Bank, N.A., as	Chicago, IL 60603
Issuing Lender):
Telecopy: 844-490-5663
Telephone: 312-385-7084
Email: Jpm.agency.cri@jpmchase.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower (on behalf of itself and the other Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4        Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5        Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Arrangers for all its reasonable and invoiced costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of

~~1 Wolverine/GDC to confirm.~~

respect to any payment or deemed payment of Existing Revolving Loans on the Third Restatement Effective Date any amounts payable pursuant to Section 2.21 as a result of such payment or deemed payment are hereby waived by any Existing Revolving Lender that is a Revolving Lender after giving effect to the Third Restatement Effective Date.

10.21        Additional Borrowers. (a) The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Wholly Owned Subsidiary to be an Additional Borrower. Upon satisfaction of the conditions specified in Section 5.3, such Subsidiary shall for all purposes be a party hereto as an Additional Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Revolving Lenders at least five Business Days prior to granting such consent and, if any Revolving Lender notifies the Administrative Agent within five Business Days that it is not permitted by applicable Requirements of Law or any of its organizational policies to make Revolving Loans to, or participate in Letters of Credit for the account of, the relevant Subsidiary, shall withhold such consent or shall give such consent only upon effecting changes to the provisions of this Agreement as are contemplated by paragraph (c) of this Section 10.21 that will assure that such Revolving Lender is not required to make Revolving Loans to, or participate in Letters of Credit for the account of, such Subsidiary.

(b) So long as the principal of and interest on any Loans made to any Additional Borrower under this Agreement shall have been paid in full and all other obligations of such Additional Borrower under this Agreement (other than contingent indemnification obligations) shall have been fully performed, the Parent Borrower may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as a “Additional Borrower”.

(c) In order to accommodate (i) the addition of a Subsidiary as an Additional Borrower or (ii) extensions of credit to an Additional Borrower, in each case, where one or more Revolving Lenders are legally able and willing to lend Revolving Loans to, and participate in Letters of Credit issued for the account of, such Subsidiary, but other Revolving Lenders are not so able and willing, the Administrative Agent shall be permitted, with the consent of the Parent Borrower, to effect such changes to the provisions of this Agreement as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its foreign subsidiaries, all with the intention of providing procedures for the Revolving Lenders who are so able and willing to extend credit to such Subsidiaries and for the other Revolving Lenders not to be required to do so. Prior to effecting any such changes, the Administrative Agent shall give all Revolving Lenders at least five Business Days’ notice thereof and an opportunity to comment thereon.

10.22        Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)   a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any ~~EEA~~ Resolution Authority.

10.23        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)                   In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                   As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

SECTION 11. DUTCH PARALLEL DEBT

11.1        Foreign Parallel Debt. In this Section 11.1 “Foreign Corresponding Debt” means the Obligations of a Loan Party other than the Parent Borrower or any Loan Party that is not a Foreign Subsidiary, in each case, under or in connection with the Loan Documents. “Foreign Parallel Debt” means any amount which a Loan Party other than the Parent Borrower or any Loan Party that is not a Foreign Subsidiary, in each case, owes to the Administrative Agent under this Section 11.1.

(a) Each Foreign Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to, and in the currency or currencies of, its Foreign Corresponding Debt.

(b) The Foreign Parallel Debt of each Foreign Loan Party: (i) shall become due and payable at the same time as its Foreign Corresponding Debt; and (ii) is independent and separate from, and without prejudice to, its Foreign Corresponding Debt.

(c) For purposes of this Section 11.1, the Administrative Agent: (i) is the independent and separate creditor of each Foreign Parallel Debt; (ii) acts in its own name and not as agent, representative or trustee of the Secured Parties and its claims in respect of each Foreign Parallel Debt shall not be held on trust; and (iii) shall have the independent and separate right to demand payment of each Foreign Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d) The Foreign Parallel Debt of each Foreign Loan Party shall be (i) decreased to the extent that its Foreign Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent to that its Foreign Corresponding Debt has increased, and the Foreign Corresponding Debt of each Foreign Loan Party shall be (x) decreased to the extent that its Foreign Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Foreign Parallel Debt has increased, in each case provided that the Foreign Parallel Debt of a Foreign Loan Party shall never exceed its Foreign Corresponding Debt.

(e) All amounts received or recovered by the Administrative Agent in connection with this Section 11.1, to the extent permitted by applicable law, shall be applied in accordance with Section 2.18.